OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                         OFFICIAL PAYMENTS CORPORATION

                                      AT

                              $3.00 NET PER SHARE

                                      BY

                       KINGFISH ACQUISITION CORPORATION
                         A WHOLLY-OWNED SUBSIDIARY OF

                            TIER TECHNOLOGIES, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
            ON TUESDAY, JULY 9, 2002, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF OFFICIAL PAYMENTS CORPORATION (THE "COMPANY") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINIED HEREIN), ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OF THE COMPANY OUTSTANDING ON A FULLY-DILUTED BASIS (PROVIDED THAT FOR THE PURPOSES OF THE FOREGOING CALCULATION, "FULLY-DILUTED" MEANS GIVING EFFECT TO THE CONVERSION OR EXERCISE OF ALL OPTIONS EXERCISABLE OR CONVERTIBLE INTO SHARES AT AN EXERCISE PRICE OF $3.00 OR LESS PER SHARE, WHETHER OR NOT EXERCISED OR CONVERTED AT THE TIME OF DETERMINATION). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                                              PAGE
                                                                                             -----
SUMMARY TERM SHEET .......................................................................     1
INTRODUCTION .............................................................................     4
THE OFFER ................................................................................     6
  1. Terms Of The Offer; Expiration Date .................................................     6
  2. Acceptance For Payment And Payment ..................................................     7
  3. Procedures For Accepting The Offer And Tendering Shares .............................     8
  4. Withdrawal Rights ...................................................................    11
  5. Certain Federal Income Tax Consequences .............................................    11
  6. Price Range Of The Shares ...........................................................    12
  7. Effect Of The Offer On The Market For The Shares; Stock Exchange Listing; Exchange Act
     Registration; Margin Regulations ....................................................    12
  8. Certain Information Concerning The Company ..........................................    13
  9. Certain Information Concerning Purchaser And Parent .................................    14
 10. Background Of The Offer; Contacts With The Company ..................................    15
 11. Purpose Of The Offer; Plans For The Company .........................................    16
 12. Source And Amount Of Funds ..........................................................    27
 13. Dividends And Distributions .........................................................    27
 14. Certain Conditions Of The Offer .....................................................    27
 15. Certain Legal Matters; Required Regulatory Approvals ................................    29
 16. Certain Fees And Expenses ...........................................................    30
 17. Miscellaneous .......................................................................    30

SCHEDULE I: Directors and Executive Officers of Parent and Purchaser
ANNEX A: Section 262 of the Delaware General Corporation Law

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his or her Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing the tendered Shares, and any other required documents as required by the Letter of Transmittal, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares.

     A stockholder who desires to tender his or her Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                           MELLON INVESTOR SERVICES

June 11, 2002

                              SUMMARY TERM SHEET

     This summary term sheet is a brief summary of the material provisions of Kingfish Acquisition's offer, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. You are urged to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding your shares.

 1. Q. WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF OFFICIAL
       PAYMENTS?

    A. Kingfish Acquisition Corporation, a Delaware corporation formed solely to make the offer, is offering to purchase your Official Payments shares. We are a wholly-owned subsidiary of Tier Technologies, Inc. Tier Technologies, a California corporation whose securities are traded on the Nasdaq National Market (symbol: TIER), is a consulting firm that provides business and information technology consulting, systems design and integration, transaction processing, business process outsourcing and business process reengineering for its clients primarily in the state and local government, healthcare, insurance and utilities markets. See "Introduction" and Section 9.

 2. Q. WHAT IS KINGFISH ACQUISITION SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

    A. Kingfish Acquisition is offering to purchase all of the outstanding shares of common stock of Official Payments, at a price of $3.00 per share, net to the seller in cash, without interest. If, before expiration of the offer, Kingfish Acquisition increases the offer price, that increased price will be paid to all holders of shares that are purchased in the offer, whether or not such shares were tendered before the increase in the offer price. If you are the record owner of your shares, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and
       Section 9.

 3. Q. WHY IS KINGFISH ACQUISITION MAKING THIS OFFER?

    A. Kingfish Acquisition is making this offer to enable Kingfish Acquisition to acquire control of Official Payments. See "Introduction" and Section 11.

 4. Q. HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    A. You have until 5:00 p.m., New York City time, on July 9, 2002. Under certain circumstances, we may extend the offer. If the offer is extended, we will issue a press release announcing the extension on the first business morning following the date the offer was scheduled to expire. See Section 1.

 5. Q. WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

    A. The most important conditions to the offer are the following:

     o that stockholders validly tender and do not withdraw before the expiration of the offer at least a majority of the shares of Official Payments outstanding on a fully-diluted basis. For the purposes of determining the number of outstanding shares, options to purchase shares that are outstanding immediately before the consummation of the offer and either (i) are not exercisable at such time or (ii) have an exercise price greater than $3.00 per share will not be taken into account.

     o that there is no material adverse change with respect to Official Payments prior to the expiration of the offer.

     o the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

       A more complete discussion of the conditions to consummation of the offer may be found in Section 14.

 6. Q. DOES KINGFISH ACQUISITION HAVE THE FINANCIAL RESOURCES TO MAKE THE
       PAYMENT?

    A. Kingfish Acquisition's parent corporation, Tier Technologies, will provide Kingfish Acquisition with sufficient funds to purchase all shares tendered in the offer. The offer is not conditioned on any financing arrangements. See Section 12.

 7. Q. IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE
       OFFER?

    A. Kingfish Acquisition does not think its financial condition is relevant to your decision whether to tender shares and accept the offer because the offer is being made for all outstanding shares solely for cash, the offer is not subject to any financing condition and, after consummation of the offer and upon the merger, Kingfish Acquisition will acquire at the offer price all shares not tendered. See "Introduction" and Sections 1, 11 and 12.

 8. Q. HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

    A. To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates, to the depositary agent, Mellon Investor Services, prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to The Depository Trust Company in time, you might be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. See Section 3.

 9. Q. IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

    A. Provided the conditions to the offer are satisfied and Kingfish Acquisition consummates the offer and accepts your shares for payment, you will receive a check equal to the number of shares you tendered multiplied by $3.00 as promptly as practicable following the expiration of the offer. Kingfish Acquisition expects that checks will be mailed out promptly following expiration of the offer. See Section 2.

10. Q. CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    A. You may withdraw a portion or all of your tendered shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the offer. Further, if Kingfish Acquisition has not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until Kingfish Acquisition does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. See Section 4.

11. Q. WHAT DOES THE BOARD OF DIRECTORS OF OFFICIAL PAYMENTS THINK OF THIS
       OFFER?

    A. The Board of Directors of Official Payments has unanimously determined that the merger agreement, and the transactions contemplated thereby, including the offer and the merger, are advisable, fair to, and in the best interests of, the company's stockholders and has approved the merger agreement and the transactions contemplated thereby, including the offer and the merger.

       The Board further recommends that stockholders of Official Payments accept the offer and tender their shares. See "Introduction."

12. Q. HAVE ANY STOCKHOLDERS ALREADY DECIDED TO TENDER THEIR SHARES?

    A. Yes. Comerica Incorporated, Beranson Holdings, Inc. and Michaella Stern, the controlling stockholder of Beranson Holdings and widow of Kenneth Stern, Official Payments' founder and former president and director, have each agreed to tender all of their outstanding shares of Official Payments stock in the offer. Their shares represent approximately 14.6 million shares of common stock of Official Payments (representing approximately 55.8% of the outstanding shares on a fully-diluted basis). See "Introduction" and Section 11.

13. Q. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

    A. The receipt of cash by you in exchange for your shares pursuant to the offer, the merger or upon exercise of appraisal rights is taxable for federal income tax purposes and may be taxable under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular effect tendering will have on your shares. See Section 5.

14. Q. WHAT WILL HAPPEN TO OFFICIAL PAYMENTS?

    A. If the offer is consummated, under a merger agreement among Kingfish Acquisition, Official Payments and Tier Technologies, Kingfish Acquisition will be merged with and into Official Payments, with Official Payments surviving as a wholly-owned subsidiary of Tier Technologies.

       Further, following the consummation of the offer, under the merger agreement, Official Payments is required to take certain actions so that representatives of Tier Technologies will constitute at least a majority of the members of the Board of Directors of Official Payments. See
       Section 11.

15. Q. IF I DO NOT TENDER BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

    A. Even if you do not tender your shares, if the offer is consummated, Tier Technologies acquires control of Official Payments and Kingfish Acquisition merges with Official Payments, all remaining stockholders of Official Payments at the time of the merger, other than those who properly assert appraisal rights, will receive $3.00 per share in cash for each share of Official Payments common stock, without interest.

       Even if Kingfish Acquisition does not merge with Official Payments, the number of stockholders of Official Payments may be so small that they will no longer be traded on the Nasdaq National Market or any other national exchange. Also, Official Payments may no longer be required to comply with SEC rules governing publicly-held companies. See Section 11.

16. Q. ARE DISSENTERS RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

    A. Dissenters rights are not available in the offer. However, if you choose not to tender, and the offer is consummated, dissenters rights will be available in the merger of Kingfish Acquisition and Official Payments. If you choose to exercise your dissenters rights, and you comply with all of the applicable legal requirements, you will be entitled to payment for your shares based on a fair and independent appraisal of the market value of your shares. This market value may be more or less than $3.00 per share.

17. Q. WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    A. On May 30, 2002, the last trading day before the public announcement of the execution of the merger agreement, the closing share price of Official Payments on the Nasdaq National Market was $2.00 per share. On June 10, 2002, the last trading day before the commencement of the offer, the closing share price of Official Payments on the Nasdaq National Market was $2.96. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6.

18. Q. WHO CAN I CALL WITH QUESTIONS?

    A. You can call Mellon Investor Services at (866) 323-8166 with any questions you may have.

To: All Holders of Shares of Common Stock of
    Official Payments Corporation:

                                 INTRODUCTION

     Kingfish Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Tier Technologies, Inc., a California corporation ("Tier Technologies" or "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Official Payments Corporation, a Delaware corporation ("Official Payments" or the "Company") (the "Shares") at a price of $3.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 30, 2002 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with the Delaware General Corporation Law, (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent, Purchaser or any of Parent's other subsidiaries and
(iii) stockholders who have properly exercised their dissenters' rights under the DGCL, will be cancelled and converted automatically into the right to receive the Offer Price, or any higher price per Share paid in the Offer, without interest. The Merger Agreement is more fully described in Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     CIBC WORLD MARKETS CORP., THE COMPANY'S FINANCIAL ADVISOR ("CIBC"), HAS DELIVERED TO THE COMPANY ITS WRITTEN OPINION, DATED MAY 30, 2002, THAT SUBJECT TO THE ASSUMPTIONS, FACTORS AND LIMITATIONS SET FORTH THEREIN, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES PURSUANT TO THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A COPY OF THE OPINION OF CIBC IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (PROVIDED THAT FOR THE PURPOSES OF THE FOREGOING CALCULATION, "FULLY-DILUTED" MEANS GIVING EFFECT TO THE CONVERSION OR EXERCISE OF ALL OPTIONS EXERCISABLE OR CONVERTIBLE INTO SHARES AT AN EXERCISE PRICE OF $3.00 OR LESS PER SHARE, WHETHER OR NOT EXERCISED OR CONVERTED AT THE TIME OF DETERMINATION) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

     The Company has informed Purchaser that, at the close of business on May 15, 2002, (i) 22,932,876 Shares were issued and outstanding and (ii) 8,900,000 shares of Common Stock were reserved for issuance in connection with the exercise of options to purchase Shares (each, a "Company Stock Option") pursuant to the Company's 1999 Stock Incentive Plan and 2000 Stock Incentive Plan (collectively, the "Company Stock Option Plans"), of which 3,208,850 Shares were subject to outstanding Company Stock Options with an exercise price of $3.00 or less per Share. Accordingly, based on this information, there are 26,141,726 Shares outstanding on a fully-diluted basis (provided that for the purposes of the foregoing calculation, "fully-diluted" means giving effect to the conversion or exercise of all Company Stock Options exercisable or convertible into Shares at an exercise price of $3.00 or less per Share, whether or not exercised or converted at the time of determination). Based on the foregoing, Purchaser believes the Minimum Condition will be satisfied if 13,070,864 Shares are validly tendered pursuant to the Offer and not withdrawn.

     Certain other conditions to the consummation of the Offer are described in
Section 14. Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer, other than the Minimum Condition. See Sections 14 and 15.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all charges and expenses of Adams, Harkness & Hill, Inc. as Dealer Manager (the "Dealer Manager") and Mellon Investor Services, as Depository (the "Depository") and as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     Comerica Incorporated, Beranson Holdings, Inc. ("Beranson") and Michaella Stern, the controlling stockholder of Beranson and widow of Kenneth Stern, founder and former president and director of the Company, have all executed a Stockholders Agreement, pursuant to which each has agreed to tender all Shares she or it owns, and in any event to vote in favor of the Merger Agreement and the Merger and against certain competing proposals to purchase the Company with respect to any Shares they may own as of the record date of a stockholder's meeting at which such matters will be considered. As of the date hereof, these persons own approximately 14.6 million outstanding Shares. See Section 11.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law and the Company's Certificate of Incorporation. See Section 11. Under the DGCL and pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of outstanding Shares, voting together as a single class, is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the Shares on a fully-diluted basis entitled to vote on the approval of the Merger and the Merger Agreement, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. The Merger Agreement is more fully described in Section 11.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "Short-Form Merger"). If Purchaser acquires an aggregate of at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a Short-Form Merger of Purchaser with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent could seek to purchase additional Shares in the open market or otherwise in order to reach the applicable 90% threshold and employ such a Short-Form Merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a Short-Form Merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 5:00 p.m., New York City time, on July 9, 2002, unless and until Purchaser, in accordance with the terms of the Offer, but subject to the limitations set forth in the Merger Agreement, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by Purchaser, will expire.

     Without the consent of the Company, Purchaser may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or add to the Offer conditions set forth in the Merger Agreement and described in Section 14 below or otherwise amend the Offer in any manner adverse to the holders of the Shares, (iv) except as provided in the next three sentences, extend the Offer, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer from time to time if at the Expiration Date or any extension thereof any of the conditions to Purchaser's obligations to purchase the Shares (set forth in the Merger Agreement and described in Section 14 below) shall not be satisfied or waived, until such time as such conditions are satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer. Further, if, immediately prior to the Expiration Date, the Shares tendered and not withdrawn pursuant to the Offer equal less than 100% of the outstanding Shares on a fully-diluted basis, Purchaser may (x) extend the Offer for a period not to exceed fifteen business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date, provided that upon such extension Parent and Purchaser shall be deemed to have waived all of the Offer conditions set forth in the Merger Agreement and described in Section 14 below (other than the Minimum Condition) and provided further that Purchaser shall not extend the Offer beyond the last business day of the month in which the Minimum Condition has been satisfied and all conditions to the Offer have been satisfied or waived or (y) amend the Offer to include a Subsequent Offering Period (as defined below) not to exceed twenty business days to the extent permitted under Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if available.

     Subject to the applicable regulations of the SEC, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act described below, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if any of the conditions referred to in Section 14 have not been satisfied or upon the occurrence of any of the events specified in Section 14 and which events continue in effect immediately prior to the expiration of the Offer (except in the case of certain conditions in which case the event must continue in effect for a period of ten days following notice by Parent to Company), in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that Purchaser may not delay acceptance for payment of, or payment for any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under
Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Offer and the Subsequent Offering Period in accordance with Rule 14d-11 and the terms of the Merger Agreement.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(e) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements by issuing a press release to the Business Wire news service.

     If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 5:00 p.m., New York City time.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (1) the Offer remained open for a minimum of 20 business days and has expired, (2) the Offer was for all outstanding Shares, (3) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (6) Purchaser pays the Offer Price for all Shares tendered in the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above. In a public release, the SEC expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC.

     A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the Expiration Date.

     Parent filed on June 5, 2002 with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Unless the FTC and the Antitrust Division grant Parent's request for expedited review, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on June 20, 2002, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information from Parent or the Company. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Parent or the Company, as applicable, with such request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act and other approvals, see Section 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

          (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3,

         (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book- entry transfer and

        (iii)   any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     Purchaser reserves the right to transfer or assign to one or more of Purchaser's subsidiaries or affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares

     Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to

Purchase on or prior to the Expiration Date and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING TENDERED SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer

     The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees

     No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or
(ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.

     Guaranteed Delivery

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

           (i)  such tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market ("Nasdaq") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     Backup Federal Tax Withholding

     Under the federal income tax laws, payments in connection with the Offer and the Merger may be subject to "backup withholding" at a rate of 31% unless a stockholder that holds Shares (i) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     Determination of Validity

     All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after August 10, 2002 (or such later date as may apply in case the Offer is extended).

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section
4. Any such delay will be by an extension of the Offer to the extent required by law.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period and no withdrawal rights apply during any such Subsequent Offering Period with respect to shares tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash in exchange for Shares pursuant to the Offer, the Merger or upon the exercise of appraisal rights will be taxable for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. A stockholder who receives cash will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by the stockholder and the stockholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that the Shares are held as capital assets) and any such capital gain or loss will be long term if, as of the date of the exchange, the Shares were held for more than one year.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, Shares held as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as dealers in securities or foreign currency, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, and investors in pass-through entities).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH

RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER AND THE MERGER, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "2001 Annual Report"), the Shares are listed and traded principally on Nasdaq under the symbol "OPAY." The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on Nasdaq, all as reported in published financial sources.

Fiscal Quarters:                               High          Low
----------------                               ----          ---
2002
 Second (through June 10, 2002) .........    $  3.25      $  1.93
 First ..................................       3.35         2.20
2001
 Fourth .................................       3.95         1.50
 Third ..................................       5.30         1.73
 Second .................................       7.13         4.35
 First ..................................       9.88         4.38
2000
 Fourth .................................      10.00         4.00
 Third ..................................      10.72         3.81
 Second .................................      42.50         4.00
 First ..................................      55.00        32.00

     On May 30, 2002, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing price on Nasdaq for the Shares was $2.00 per Share. On June 10, 2002, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on Nasdaq for the Shares was $2.96 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company represented in the Merger Agreement that at the close of business on May 15, 2002, there were 22,932,876 shares outstanding.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Effect of the Offer on the Market for the Shares

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Exchange Listing

     According to Nasdaq's published guidelines, Nasdaq would consider delisting the Shares if, among other things, the number of record holders of at least 100 shares should fall below 400, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("Nasdaq Excluded Holdings")) should fall below 750,000 or the aggregate market value of publicly held Shares (exclusive of Nasdaq Excluded Holdings) should fall below $5,000,000.

     Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq or any other exchanges upon which the Shares are listed. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet Nasdaq's requirements for continued listing and/or trading and such trading of the Shares was discontinued, the market for the Shares could be adversely affected.

     If the Shares were no longer listed or traded on Nasdaq, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration

     The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Purchaser currently intends to seek delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq listing and the Exchange Act registration of Shares are not terminated prior to the Merger, then it is anticipated that the Shares will be delisted from Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger. See Section 11.

     Margin Regulations

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     According to the 2001 Annual Report, the Company's predecessor business (U.S. Audiotex, LLC) commenced operations in June 1996 and was merged into the Company in September 1999, following the Company's incorporation in Delaware in August 1999. In October 1999, the Company changed its name from U.S. Audiotex Corporation to Official Payments Corporation.

     The Company is a leading provider of electronic payment options to government entities. The Company's systems enable consumers to use their credit cards and "pin-less" debit cards to pay through the Internet or by telephone, federal and state income taxes, sales and use taxes, real estate and personal property taxes, tuition payments, utility payments, motor vehicle fees, fines for traffic violations and parking citations and other government-imposed taxes and fees. The principal executive offices of the Company are located at Three Landmark Square, Stamford, Connecticut 06901-2501 and its telephone number is
(203) 356-4200.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     Parent is a vertically focused provider of end-to-end business solutions to national, multinational and public sector clients. Parent formulates, evaluates and implements solutions that allow clients to rapidly channel emerging technologies into their business operations. Parent combines its understanding of enterprise-wide systems with domain knowledge in four primary vertical markets--state and local government, healthcare, insurance and utilities. Parent focuses on markets that are driven by forces that make demand for its services non-discretionary and are likely to provide Parent with recurring long-term revenue streams.

     Parent's ability to understand the specific industry environment in which its clients operate allows it to reuse and transfer its knowledge throughout Parent and to achieve significant improvements in cost, quality and deployment on client projects. Parent provides business solutions through four primary delivery offerings--systems design and integration, transaction processing, business process outsourcing and business process reengineering. Several of Parent's engagements involve providing a combination of these delivery offerings as part of the overall project.

     Parent was incorporated under the laws of the State of California in October 1991 and has its principal executive offices at 1350 Treat Boulevard, Suite 250, Walnut Creek, CA 94596 and its telephone number is (925) 937-3950.

     Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be obtained in the same manner as described in Section 8 above.

     Purchaser was incorporated in May 2002 under the laws of the State of Delaware for the purpose of acquiring the Company. Purchaser is a wholly-owned subsidiary of Parent. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Merger. Its principal executive offices and telephone number are that of Parent.

     Purchaser is not subject to the informational filing requirements of the Exchange Act, and, accordingly, does not file reports or other information with the SEC relating to its business, financial condition and other matters.

     Purchaser believes the financial condition of Parent, Purchaser and their affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. The consideration offered consists solely of cash, the Offer is not subject to any financing condition, Parent is a public reporting company under Section 13(a) or 15(d) of the Exchange Act and files reports electronically with the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and the offer is for all of the outstanding Shares. However, consolidated financial statements (including notes thereto) of Parent are contained in Parent's Annual Report on Form 10-K for the year ended September 30, 2001 and in Parent's Quarterly Reports on Form 10-Q for the periods ended December 31, 2001 and March 31, 2002. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner described in Section 8 above.

     The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I of this Offer to Purchase.

     Except as set forth elsewhere in this Offer to Purchase, (i) neither Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company and
(ii) neither Parent, Purchaser nor, to the knowledge of either Parent or Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in
Schedule I have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     On April 17, 2002, a representative of Adams, Harkness & Hill, Inc. ("AH&H"), the financial advisor to Parent, and, separately, James L. Bildner, Chairman & Chief Executive Officer of Parent, contacted Thomas R. Evans, Chairman & Chief Executive Officer of the Company, regarding a potential business combination involving the Company. Parent entered into a Confidentiality Agreement with the Company on the same day and received confidential financial and operating information from the Company. The Confidentiality Agreement is more fully described in Section 11. Following the discussion that ensued, AH&H and Mr. Evans agreed to set April 25, 2002 as a date in which senior management of Parent would visit the Company at its corporate headquarters.

     Over the ensuing two weeks, Messrs. Evans and Bildner had follow-up phone conversations regarding a possible transaction and information about the Company and began negotiating the preliminary terms of a possible business transaction. On April 25, 2002, Mr. Bildner and James R. Weaver, President of Parent, visited the Company's corporate headquarters in Stamford, Connecticut.

     By letter, dated May 2, 2002, Mr. Bildner submitted a proposed, non-binding expression of interest (the "Letter") to the Company, setting out the basic terms of a tender offer by Parent. Shortly thereafter, the parties' legal and financial advisors began negotiations by telephone regarding the terms of the Letter between Parent and the Company. On May 6, 2002, Mr. Bildner signed the Letter on behalf of Parent and, on May 7, 2002, Mr. Evans countersigned the Letter on behalf of the Company. At that time, the Company agreed in writing not to solicit, negotiate or discuss a business combination proposal relating to the Company with any person other than Parent until May 24, 2002.

     On May 7-9 and 14-15, 2002, representatives of Parent, including attorneys from Farella Braun + Martel LLP ("FBM"), Parent's outside counsel, and representatives of AH&H commenced preliminary due diligence at the Company's corporate offices in Stamford, Connecticut and San Ramon, California. During this due diligence period, Parent's representatives reviewed certain of the Company's financial, operational and legal documents and met with representatives of the Company.

     Following Parent's due diligence, on May 21, 2002, Parent proposed an acquisition of the Company in a transaction in which the Company's stockholders would receive $3.00 of cash consideration per outstanding share, and in which the holders of the Company options to purchase the Company Common Stock would receive $3.00 per share less the exercise price for such outstanding options (representing aggregate consideration of approximately $74.1 million). Over the ten days following Parent's proposal, the senior officers of Parent and the Company and their legal and financial advisors negotiated the terms of the Merger Agreement and the related transaction documents. As a condition to entering into the Merger Agreement, Parent requested that certain stockholders of the Company enter into a stockholder's agreement, whereby each such person would agree to tender their shares of the Company Common Stock in the tender offer, and also agreed to vote such shares in favor of the merger and against any competing transaction. In addition, during this ten-day period, Parent discussed the future terms of employment for certain key employees of the Company and an extension of the non-solicitation restrictions through midday on May 30, 2002. At a meeting on May 22, 2002, the Company Board authorized Company management to continue discussions with Parent and approved an extension of the non-solicitation restrictions through midday on May 30, 2002.

     On May 29, 2002, the board of directors of Parent held a special meeting to consider the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. At such meeting, Parent's board approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     On May 30, 2002, the Company's board of directors held a special meeting to consider the Merger Agreement and the transactions contemplated thereby. At such meeting, the board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including, the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company's stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and approved the Stockholders Agreement, and (iii) determined to recommend that the Company's stockholders accept the Offer and tender their Shares to Purchaser pursuant thereto and, if required under applicable law, vote in favor of the Merger and approval and adoption of the Merger Agreement.

     The Merger Agreement and Stockholder's Agreement were finalized and executed on May 30, 2002.

     On the morning of May 31, 2002, before the opening of trading on the Nasdaq, Parent and the Company issued a joint press release announcing that they had executed the Merger Agreement.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     The purpose of the Offer is to enable Parent and Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. Purchaser intends to consummate the Merger as soon as possible following the consummation of the Offer.

     As provided in the Merger Agreement, upon consummation of the Merger, the directors of Purchaser and the officers of the Company will be the directors and officers, respectively, of the Surviving Corporation. Parent anticipates that, with the exception of Michael Presto, Chief Operating Officer of the Company, the current executive officers of the Company will not continue employment with the Company following consummation of the Merger. Thomas R. Evans, Chairman and Chief Executive Officer of the Company, who will be leaving his position at the Company following the Effective Time, has agreed to serve on Parent's board of directors if elected or appointed.

     Stockholders of the Company who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary pursuant to a Short-Form Merger, without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a Short-Form Merger of Purchaser with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent could seek to purchase additional Shares in the open market or otherwise in order to reach the applicable 90% threshold and employ such a Short-Form Merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a Short-Form Merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company.

     Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans that would relate to or result in an extraordinary corporate transaction involving the Company or any of their respective subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

     Merger Agreement

     The following is a summary of material provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference. Capitalized terms not otherwise defined below will have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

     The Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, and, in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease and the Company will continue as the surviving corporation.

     Further pursuant to the Merger Agreement, following the Merger, (x) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the by-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation or by such by-laws.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, organization, standing and corporate power; subsidiaries; capital structure; authority to enter into the Merger Agreement; the absence of conflicts between the Merger Agreement and the Company's Certificate of Incorporation, by-laws, applicable laws and certain agreements to which the Company or its assets may be subject; required consents; filings with the SEC; financial statements; disclosures in certain proxy statement documents; the absence of certain changes or events; compliance of the Company with applicable laws; litigation; benefit plans; employment matters; taxes; stockholder votes; applicability of state takeover statutes; brokers; intellectual property; material contracts; transactions with affiliates; labor relations; title to and sufficiency of assets; environmental matters; insurance and the opinion of CIBC.

     In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things, organization, standing and corporate power; authority to enter into the Merger Agreement; the absence of conflicts between the Merger Agreement and the Certificate of Incorporation and by-laws of each of Parent and Purchaser, applicable laws and certain agreements to which the Company or its assets may be subject; required consents; disclosures in certain proxy statement documents; ownership of Shares; sufficiency of funds; brokers; and the absence of prior activities by Purchaser.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions: (i) if required by applicable law, the Company Stockholder Approval will have been obtained; (ii) no judgment, order, decree, statute, law, ordinance, rule, regulation or permanent injunction entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing, enjoining or prohibiting the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered; and (iii) Parent, Purchaser or their affiliates shall have accepted for payment and paid for all of the Shares tendered pursuant to the Offer, except that this condition will not apply if Parent, Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement; provided, however, that none of Parent, Purchaser or the Company may rely on the failure of any condition set forth in this paragraph to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Offer, the Merger and the other Transactions, subject to the provisions of the Merger Agreement.

     The Company Board. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company will, upon request of Parent, use its reasonable best efforts promptly either to increase the size of the Company Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company Board, and will take all actions to cause Parent's designees to be so elected. At such time, the Company will also cause persons designated by Parent to have appropriate representation on each committee of the Company Board.

     The Merger Agreement further provides that in the event that Parent's designees are elected to the Company Board, until the Effective Time, the Company Board will have at least three directors who were directors on May 30, 2002 (the "Original Directors"); provided that, in such event, if the number of Original Directors will be reduced below three for any reason whatsoever, any remaining Original Directors (or Original Director, if there be only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Original Directors for purposes of the Merger Agreement or, if no Original Director then remains, the other directors will designate three persons to fill such vacancies who will not be stockholders, affiliates or associates of Parent or Purchaser, and such persons shall be deemed to be Original Directors for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, in the event that Parent's designees are elected to the Company Board prior to the Effective Time, the affirmative vote of a majority of the Original Directors will be required for the Company to (i) amend or terminate the Merger Agreement or agree or consent to any amendment or termination of the Merger Agreement, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, (iii) extend the time for performance of Parent's and Purchaser's respective obligations under the Merger Agreement (iv) take any other action by the Company Board under or in connection with the Merger Agreement other than the actions necessary to effect the Company Stockholder Meeting (as defined below) or (v) approve any other action by the Company which adversely affects the interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates) with respect to the Transactions.

     Company Stockholder Meeting. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement;
(ii) prepare and file with the SEC a proxy statement and related proxy materials (the "Proxy Statement"), respond (after consultation with Parent) to any comments made by the SEC with respect to such Proxy Statement and cause such Proxy Statement to be mailed to stockholders of the Company, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its outside counsel; (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement and (iv) use its commercially reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and take such other actions that are reasonably necessary or advisable to secure any vote or consent of stockholders required by Delaware law, the Company's Certificate of Incorporation or by-laws to effect the Merger. The Merger Agreement provides that Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     Company Stock Option Plans. The Merger Agreement provides that Parent and the Company will take all actions necessary or appropriate to provide that each outstanding Company Stock Option granted under any stock option or stock purchase plan, program or agreement to which the Company is a party which is outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, will be cancelled as of the consummation of the Offer and the holder thereof will be entitled to receive an amount in cash payable at the time of cancellation equal to the product of (A) the excess, if any, of (x) the Offer Price over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option. Such cash payment will be reduced by all applicable federal, state and local Taxes to be withheld in respect of such payment. The surrender of a Company Stock Option will be deemed a release of any and all rights the holder had or may have had in respect thereof.

     Conduct of Business. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, except as otherwise expressly permitted or contemplated by the Merger Agreement or except as consented to in writing by Parent (in certain cases, such consent not to be unreasonably withheld or delayed), during the period from the date of the Merger Agreement to the earlier of the Effective Time and the appointment or election of Parent's designees to the Company Board (such earlier time, the "Control Time"), the Company will carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, to keep available the services of its current officers and other key employees and to maintain satisfactory relationships with those Governmental Entities, vendors, merchants and other persons having significant business dealings with the Company. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of the Merger Agreement to the Control Time, the Company will not, and will not permit its subsidiary to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options under the Company Stock Option Plans or in connection with other awards under the Company Stock Option Plans outstanding as of May 30, 2002 in accordance with their present terms or issued in accordance with the terms of the Merger Agreement, (C) except pursuant to agreements entered into with respect to the Company Stock Option Plans, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than Company Stock Options granted under clause (ii)(B) below or the issuance of Company Common Stock upon the exercise of Company Stock Options or in connection with other awards under the Company Stock Option Plans (A) outstanding as of May 30, 2002 in accordance with their present terms or (B) granted after May 30, 2002 with the written consent of Parent;

          (iii) amend its Certificate of Incorporation or by-laws;

          (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          (vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any person other than a wholly-owned subsidiary, except in the ordinary course of business consistent with past practice;

          (vii) take, or agree to commit to take, any action that would or is reasonably likely to result in any representation or warranty becoming untrue or any of the Offer conditions or any of the conditions precedent to the Merger set forth in the Merger Agreement not being satisfied, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation;

          (viii) alter the corporate structure or ownership of the Company or its subsidiary;

          (ix) (A) increase the compensation payable or to become payable to the Company's or its subsidiary's directors, officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or employee of the Company or its subsidiary (except with respect to payment of severance to non-continuing employees as permitted by the Merger Agreement), (B) establish, adopt, enter into, or (except as required to comply with applicable law or as permitted by the Merger Agreement) amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as related to employees in the ordinary course of business and to the extent such action does not (and is not expected to) result in increased expenses, costs or liabilities in excess of $50,000 in the aggregate;

          (x) knowingly violate or knowingly fail to perform, in any material respect, any obligation or duty imposed upon the Company or its subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

          (xi) make any change to accounting policies, practices or procedures (other than actions required to be taken as a result of a change in law or GAAP);

          (xii) prepare or file any material Tax Return inconsistent with past practice or, on any such Tax Return, take any material position, make any material election, or adopt any material method that is inconsistent with positions taken, elections made, or methods used in preparing or filing similar Tax Returns in prior periods;

          (xiii) settle or compromise any claims or litigation, including any federal, state, local or foreign income tax dispute, where (A) the consideration paid by the Company, in the aggregate, has a fair market value in excess of $100,000 or (B) there are potential criminal liabilities;

          (xiv) other than in the ordinary course of business consistent with past practice, enter into, terminate or materially amend any agreement or contract to which the Company is a party (provided that this shall not prevent the Company from renewing any existing contract with any Governmental Entities), (A) having a remaining term in excess of six months and (B) which involves or is expected to involve future receipt or payment of $100,000 or more during the term thereof, or waive, release or sign any material rights or claims under which any such agreement or contract, or purchase any real property, or make or agree to make any new capital expenditure or expenditures which in the aggregate exceed $100,000;

          (xv) pay, discharge or satisfy any claims, liabilities or obligations in excess of $100,000, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, of any such claims, liabilities or obligations (in each case not related to pending litigation) reflected or disclosed in the most recent consolidated financial statements of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; or

          (xvi) authorize, recommend, propose, commit or agree to take, or announce any intention to take any of the foregoing actions.

     Indemnification. The Merger Agreement provides that Parent will, or will cause the Surviving Corporation to, indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time those classes of persons currently entitled to indemnification from the Company and its subsidiary as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and to cause the Surviving Corporation to assume as of the Effective Time any indemnification agreements in effect as of May 30, 2002; provided that (x) those persons entitled to recovery pursuant to the terms of certain insurance policies (including any endorsements and/or replacements to such policies) issued to Imperial Bancorp and Comerica Incorporated (the "Insurance Policies") shall not be entitled to duplication of recovery under the Insurance Policies and from Parent or Surviving Corporation and (y) Parent and Surviving Corporation shall be subrogated to the rights of those persons entitled to recover pursuant to the Insurance Policies. Pursuant to the Merger Agreement, the timing and amount of any recovery under the Insurance Policies will not affect Parent's or the Surviving Corporation's indemnification obligations as described in the preceding sentence. Subject to clauses (x) and (y) above, Parent has also agreed to advance expenses to any such person promptly upon receipt of an undertaking from such person that such expenses will be repaid should it be ultimately determined that such person is not entitled to indemnification. In addition, from and after the Effective Time, directors and officers of the Company who become directors or officers of Parent or any of its subsidiaries will be entitled to indemnification under Parent's or any of its subsidiaries' certificates of incorporation and by-laws, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Parent or any of its subsidiaries. The Company and Comerica Incorporated have also entered into an Executive Liability and Indemnification Policies Maintenance Agreement, dated as of May 30, 2002, under which Comerica Incorporated has agreed, among other things, to maintain in full force and effect the Insurance Policies for the benefit of the Company and its current and former employees and directors, as applicable.

     The Merger Agreement further provides that, in the event the Surviving Corporation or any of its successors or assigns (x) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (y) except for any disposition of assets by the Surviving Corporation required by applicable law in connection with the Merger, transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, proper provision will be made so that successors and assigns of the Surviving Corporation assume the indemnification obligations set forth in the Merger Agreement.

     Pursuant to the Executive Liability and Indemnification Policies Maintenance Agreement between the Company and Comerica Incorporated, dated as of May 30, 2002, the Company, Parent and Purchaser have acknowledged that the Company's directors and officers shall be insured for any acts or omissions occurring prior to the Effective Time pursuant to the Insurance Policies. Parent will, or will cause the Surviving Corporation, to make all deductible payments relating to claims under the Insurance Policies.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it and its subsidiary and each of their respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries) will immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Company Takeover Proposal (as defined below). From May 30, 2002 through the Effective Time, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its or its subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal which constitutes, or is reasonably likely to lead to, any Company Takeover Proposal, (ii) enter into any agreement with respect to any proposal for the Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time, the Company Board determines in good faith, after consultation with outside counsel, that it would be inconsistent with the Company Board's fiduciary duties to the Company or its stockholders or otherwise breach or violate applicable law (based on the advice of outside counsel), the Company may, in response to a bona fide, written Company Takeover Proposal not solicited in violation of this paragraph that the Company Board believes in good faith would result in a Company Superior Proposal (as defined below), subject to providing 48-hour prior written notice of its decision to take such action to Parent and identifying the person making the proposal and all material terms and conditions of such proposal (the "Company Notice") and compliance with this paragraph, following delivery of the Company Notice (x) furnish information with respect to the Company to any person making such a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in the Confidentiality Agreement between Company and Parent (provided that such confidentiality agreement may omit a standstill provision if the Company Notice contains a release of Parent from any standstill obligations, if such standstill obligation has not previously been released), and (y) participate in discussions or negotiations regarding such a Company Takeover Proposal. Any violation of the foregoing restrictions by any of the Company's representatives, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of the Merger Agreement by the Company. For purposes of the Merger Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (r) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company,
(s) direct or indirect acquisition or purchase of a substantial interest in any class of equity securities of the Company, (t) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company, (u) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Merger Agreement or (v) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or Offer or which could reasonably be expected to dilute or adversely affect materially the benefits to Parent of the transactions contemplated by the Merger Agreement or the Stockholders Agreement.

     The Merger Agreement provides that except as expressly permitted by the terms discussed below, neither the Company Board nor any committee thereof will
(i) after receipt of a Company Takeover Proposal, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that the Company Board determines in good faith, based on advice from outside legal counsel and after consultation with a nationally recognized investment banking firm serving as financial advisor to the Company, that the value of consideration provided in such proposal, at the time of such determination by the Board of Directors, exceeds the Merger Consideration and that the Company Takeover Proposal is a Company Superior Proposal, the Company Board may (subject to this and the following sentences) (x) withdraw or adversely modify its approval or recommendation of the Transactions or the matters to be considered at the Company Stockholders Meeting, (y) approve or recommend such Company Superior Proposal and/or (z) terminate the Merger Agreement and, if it so chooses, enter into a Company Acquisition Agreement with respect to such Company Superior Proposal, but only after the third full business day following Parent's receipt of written notice advising Parent that the Company Board is prepared to terminate the Merger Agreement and only if, during such three-day period, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable Parent to proceed with the Transactions on terms and conditions substantially equivalent to the Company Superior Proposal; provided that should Parent not seek to proceed with the Transactions on such adjusted terms, the Company may solicit additional Company Takeover Proposals. For purposes of the Merger Agreement, a "Company Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is highly likely to be obtained by such third party.

     Pursuant to the Merger Agreement, the Company will promptly and in any event within 24 hours advise Parent orally and in writing of any Company Takeover Proposal (or any inquiry which could lead to a Company Takeover Proposal) and keep Parent informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to Parent all materials provided to or made available to any third party which were not previously provided to Parent.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

                (i) if the Offer shall have expired in accordance with the terms of the Merger Agreement without any Shares being purchased therein; provided, however, that the right to terminate the Merger Agreement under this subparagraph (b)(i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date or if the failure of a condition to the Merger Agreement results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party;

                (ii) if the Offer shall not have been consummated by September
             1, 2002 or such date as the Offer shall have been properly extended; provided, that the right to terminate under this subparagraph (b)(ii) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated by such time or if the failure of a condition to this Agreement results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party; or

                (iii) if any Restraint which in effect prevents the
             consummation of the Merger shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this subparagraph
             (b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c) by the Company:

                (i) if at any time prior to consummation of the Offer, Parent or Purchaser shall have breached or failed to perform in any material respect any of their respective material representations, warranties, covenants or other agreements contained in the Merger Agreement which breach or failure to perform (A) would give rise to the failure of a condition precedent to the Merger as provided in the Merger Agreement and (B) cannot be or has not been cured within 10 days after the giving of written notice to Parent or Purchaser, as applicable, except, in any case, for such breaches or failures to perform which are not, in the Company's opinion, reasonably likely to adversely affect Parent's or Purchaser's ability to complete the Offer or the Merger;

                (ii) if the Company Board shall have exercised its termination rights pursuant to the terms of the Merger Agreement and in connection with the receipt of a Company Superior Proposal; provided that, in order for the termination of the Merger Agreement pursuant to this subparagraph (c)(ii) to be deemed effective, the Company shall have complied with (A) the non-solicitation provisions in the Merger Agreement, including the notice provisions therein and (B) the obligation to simultaneously pay to Parent the Termination Fee in connection with such termination of the Merger Agreement; or

                (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer in accordance with the terms of the Merger Agreement; provided, that the Company may not terminate the Merger Agreement pursuant to this subparagraph (c)(iii) if the cause of such failure was due to any action or failure to act on the part of the Company;

          (d) by Parent or Purchaser:

                (i) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement (except where the breach of such representations or warranties results from changes specifically permitted by the Merger Agreement or from any transaction expressly consented to in writing by Parent) which (A) would give rise to the failure of the Offer conditions set forth in the Merger Agreement and described in Section 14 herein and (B) cannot be or has not been cured within 10 days after the giving of written notice to the Company;

                (ii) if, due to an occurrence not involving a breach by Parent or Purchaser of their respective obligations under the Merger Agreement, which makes it impossible to satisfy any of the Offer conditions set forth in the Merger Agreement and described in
             Section 14 hereof, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer in accordance with the terms of the Merger Agreement;

                (iii) if either Parent or Purchaser is entitled to terminate the Offer as a result of the Company's entering into any Company Acquisition Agreement with respect to any Company Superior Proposal in accordance with the terms of the Merger Agreement, the Company Board's withdrawing or modifying its approval or recommendation of the Merger in accordance with the terms of the Merger Agreement or the Company's or its directors or representatives having taken any other action, whether or not in accordance with the Merger Agreement, that permits Parent to terminate the Merger Agreement in accordance with its terms; or

                (iv) if (A) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Company Takeover Proposal (whether or not in compliance with the obligation to simultaneously pay to Parent the Termination Fee in connection with such termination of the Merger Agreement) or (B) the Company Board shall have resolved to take any of the foregoing actions.

     Termination Fee. The Merger Agreement provides that in the event that (i) the Merger Agreement is terminated by the Company pursuant to subparagraph
(c)(ii) of the immediately preceding section, or (ii) the Merger Agreement is terminated by Parent pursuant to subparagraph (d)(iv) of the immediately preceding section then simultaneously with such termination, the Company will pay Parent a fee of $1.75 million by wire transfer of same day funds (the "Termination Fee"). In addition, in the event that (A) a Pre-Termination Takeover Proposal Event (as defined below) occurs and thereafter the Merger Agreement is terminated by either Parent or the Company pursuant to subparagraph (b)(i) of the immediately preceding section solely as a result of the failure of the Minimum Condition having been satisfied and (B) within 12 months following the date of such termination the Company enters into a Company Acquisition Agreement with the party (or an affiliate thereof) who initiated the Pre-Termination Takeover Proposal Event, then the Company will, upon the date the transactions set forth in such Company Acquisition Agreement are consummated, pay Parent the Termination Fee. A "Pre-Termination Takeover Proposal Event" will be deemed to occur if a Company Takeover Proposal will have been publicly made directly to the Company's stockholders generally or any person will have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal.

     Additional Agreements; Employee Benefit Matters. Pursuant to the Merger Agreement, Parent has agreed that individuals identified as continuing employees ("Continuing Employees") and who are employed by the Company as of the Closing shall continue to be employed by the Surviving Corporation immediately following the Closing. Upon request of Parent, Company will terminate the employment or services of all individuals not identified as a Continuing Employee as soon as practicable following the earlier to occur of
(i) the consummation of the Offer or (ii) Parent's waiver of the Offer conditions set forth in the Merger Agreement and described in Section 14 hereof upon an extension of the Offer. Each such terminated employee will receive severance pay as provided under the Merger Agreement. Each Continuing Employee identified as a transition employee (a "Transition Employee") will receive severance pay upon the earlier to occur of (i) termination of the Transition Employee's employment by Parent or the Surviving Corporation (other than a termination for cause), or (ii) the completion of the respective Transition Employee's transition period. Prior to the consummation of the Offer, the Company will assist Parent in causing, and Parent will reasonably endeavor to cause, each Continuing Employee who is identified by the Company as a key employee ("Key Employee") to enter an employment agreement substantially in the form provided by Parent to Company (the "Employment Agreement") which will provide for base salary equal to or exceeding the respective employee's salary on May 30, 2002. This foregoing summary is not a complete description of the terms and conditions of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Employment Agreement may be examined, and copies obtained, as set forth in Section 8 herein. Except as modified or amended with the consent of a Continuing

Employee, or actions taken in furtherance thereof, Parent has agreed, and agreed to cause the Surviving Corporation, to comply with the terms and make required payments when due under (and not to attempt to invalidate), certain contracts and agreements identified by the Company. Nothing in this paragraph nor any other provision of the Merger Agreement will limit the ability or right of the Company to terminate the employment of any of its employees after the Closing (subject to any rights of any such employee pursuant to a written contract or agreement).

     Parent has further agreed that, from and after the Closing, for purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent, Parent will use commercially reasonable efforts, or will cause the Surviving Corporation to use commercially reasonable efforts, to cause each such plan, program or arrangement, to the extent permitted by applicable law, to treat the prior service with the Company and its affiliates of each person who is an employee of the Company or its subsidiaries immediately prior to the Closing (a "Company Employee") (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual under defined benefit pension plans); provided, that such crediting of service will not operate to duplicate any benefit or the funding of such benefit. To the extent that following the Closing, a Continuing Employee participates in a Parent Benefit Plan, Parent will use commercially reasonable efforts to cause each Parent Benefit Plan to waive any preexisting condition which was waived under the terms of any Company Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent further agreed to recognize any accrued but unused vacation time of the Company Employees as of the Closing Date to the extent accrued in Company's books and records, and Parent will cause the Company and its subsidiaries to provide such paid vacation.

     The Merger Agreement further provides that, for a period of eleven months following the Effective Time, Parent will provide, or will cause the Surviving Corporation, the Company or their affiliates to provide to each Continuing Employee with each such entity with employee benefits that are no less favorable in the aggregate than those provided to comparable employees of Parent. In addition, Parent will, or will cause the Surviving Corporation, to provide certain specified severance pay to any Continuing Employee whose employment is terminated by Parent or the Surviving Corporation (other than a termination for cause), or any of their respective subsidiaries, during the period beginning on the Closing Date and ending eleven months following the Effective Time.

     Stockholders Agreement

     The following is a summary of the material terms of a Stockholders Agreement (the "Stockholders Agreement"), dated as of May 30, 2002, among Parent, Purchaser, Comerica Incorporated, Beranson Holdings, Inc. and Michaella Stern (each, a "Stockholder"). This summary is not a complete description of the terms and conditions of the Stockholders Agreement and is qualified in its entirety by reference to the full text of the Stockholders Agreement , which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Schedule TO. The Stockholders Agreement may be examined, and copies obtained, as set forth in Section 8 herein. Capitalized terms used in the summary below but not otherwise defined below have the meaning set forth in the Stockholders Agreement.

     Voting Agreement. The Stockholders Agreement provides that each Stockholder, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the holders of Company Common Stock, will vote his or her Shares (a) in favor of the adoption of the Merger Agreement and in favor of any other matter necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Stockholders Agreement and any other actions required in furtherance of the Merger Agreement or the Stockholders Agreement; and (b) against the adoption of any Adverse Proposal. For purposes of the Stockholders Agreement, the term "Adverse Proposal" means (a) any Company Takeover Proposal, (b) any proposal or action that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company set forth in the Stockholders Agreement or the Merger Agreement, or (c) the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiary; (ii) a sale, lease, disposition or transfer of a material amount of assets of the Company or its subsidiary, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiary; and (iii) (1) any change in a majority of the persons who constitute the Company Board as of May 30, 2002; (2) any change in the capitalization of the Company as of May 30, 2002, or any amendment of the Company's certificate of incorporation or bylaws, as amended to May 30, 2002; (3) any other material change in the Company's corporate structure or business; or (4) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer or the Merger and the other transactions contemplated by the Stockholders Agreement and the Merger Agreement or increase the likelihood that such transactions will not be consummated.

     The Stockholders Agreement further provides that each Stockholder appointed Parent and any designee of Parent such Stockholder's irrevocable proxy and attorney-in-fact with full power of substitution to vote or act by written consent with respect to all of such Shareholder's Subject Shares which it has the right to vote in accordance with the immediately preceding paragraph.

     Agreement to Tender. The Stockholders Agreement further provides that, each Stockholder will validly tender, or cause to be validly tendered (and not withdrawn) all of the Stockholder's Subject Shares not later than the tenth business day after the commencement of the Offer in accordance with the terms and conditions of the Offer. Each Stockholder acknowledged that Purchaser's obligation to accept for payment and pay the Offer Price for Shares (including such Stockholder's Subject Shares) pursuant to the Offer is subject to the terms and conditions of the Offer set forth in the Merger Agreement.

     Covenants. The Stockholder Agreement provides that no Stockholder will, directly or indirectly: (a) except pursuant to the terms of the Stockholders Agreement and for the conversion of Subject Shares into the right to receive the Offer Price at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, gift, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, gift-over, assignment or other disposition of, any or all of such Stockholder's Subject Shares; (b) acquire any Shares or other securities of the Company (other than as permitted by the Stockholders Agreement) or enter into any contract, option, arrangement or other undertaking with respect to the direct or indirect acquisition of any interest in or the voting of any Subject Shares or any other securities of the Company; (c) except pursuant to the terms of the Stockholders Agreement, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or
(d) take any action that would reasonably be expected to make any of its representations or warranties contained in the Stockholders Agreement untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under the Stockholders Agreement or preventing or delaying the consummation of any of the transactions contemplated by the Stockholders Agreement.

     Further, each Stockholder will not and will not authorize or permit its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant for such Stockholder) ("Representatives") to directly or indirectly to (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal, or (iii) in the event of an unsolicited Company Takeover Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Company Takeover Proposal. Notwithstanding the foregoing sentence, (a) if any Stockholder is a member of the Company Board, such member of the Company Board may take actions in such capacity to the extent permitted by the Merger Agreement, and (b) if any Stockholder is an officer of the Company, such officer may take actions in such capacity to the extent directed to do so by the Company Board in compliance with the Merger Agreement.

     Share Ownership. The number of Shares (or shares of Common Stock underlying Company Stock Options) subject to the terms and conditions of the Stockholders Agreement owned by each of the Stockholders is as follows:

NAME                                    SHARES      OPTIONS
----                                    ------      -------
Comerica Incorporated ............   12,000,000
Beranson Holdings, Inc. ..........   2,642,000
Michaella Stern ..................                 199,252

     Confidentiality Agreement

     The following is a summary of the material provisions of a Confidentiality Agreement, dated April 17, 2002, between Parent and the Company (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Schedule TO. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section

8 herein. Capitalized terms used in the summary below but not otherwise defined below have the meanings set forth in the Confidentiality Agreement.

     Pursuant to the terms of the Confidentiality Agreement, Parent agreed to treat as confidential Evaluation Material provided by the Company to Parent in connection with Parent's consideration of a possible transaction with the Company.

     In addition, Parent agreed that, without the prior written consent of the Company, it would not, and would direct its Representatives not to, disclose to any person (i) the existence of the Confidentiality Agreement and that the Evaluation Material has been made available to Parent or its Representatives;
(ii) that discussions or negotiations are taking place concerning a possible transaction between the Company and Parent; or (iii) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

     Further, Parent agreed not to, and to cause its Representative not to, initiate or maintain contact (except in the ordinary course of business) in connection with a potential transaction between the Company and Parent with any officer, director or employee of the Company or any third party with whom the Company has a business relationship regarding the Company's business, operations, prospects or finances, except with the express written permission of the Company. Parent also agreed that for a period of three years from the date of the Confidentiality Agreement that it would not, directly or indirectly, solicit for employment any officer, director or senior level employee of the Company or any of its subsidiaries except that Parent will not be precluded from hiring any such employee who has been terminated by the Company or its subsidiaries prior to commencement or employment discussions between Parent and such employee or who has come to Parent of their own initiative or in response to a general advertisement of employment opportunities by Parent.

     Parent further agreed that, for a period of three years from the date of the Confidentiality Agreement, without the prior written consent of the Company, neither Parent nor any of its affiliates will, directly or indirectly, alone or in concert with others: (i) purchase, offer or agree to purchase, or announce an intention to purchase any securities or assets of the Company or any subsidiary or rights or options to acquire the same; (ii) make, or in any way participate in any "solicitation" of "proxies" to vote or "consents" (as such terms are used in the rules and regulations of the SEC), or seek to advise or influence any person with respect to the voting of any voting securities of the Company; (iii) initiate or support any stockholder proposal with respect to the Company; (iv) make any public statements and/or announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities, assets or business or any subsidiary or division thereof, or of any successor thereto or any controlling person thereof; (v) seek or propose to influence or control the Company's management, board of directors, policies or affairs; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; (vii) form, join or in any participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 in connection with any of the foregoing; (viii) take any action that, in the sole judgment of the Company, may require the Company to make a public announcement concerning any of the foregoing; or (ix) encourage any of the foregoing. The Company has released Parent from the "standstill" restrictions described in this paragraph in order to allow Parent to commence the Offer.

     Appraisal Rights

     Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. The foregoing summary is qualified in its entirety by reference to the full text of Section 262 attached hereto as Annex A and incorporated herein by reference.

     Rule 13e-3

     The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

12. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser and Parent to consummate the Offer, exclusive of customary related fees and expenses, is estimated to be approximately $68.8 million; the total amount of funds required by Purchaser and Parent pursuant to the Merger to pay for the cash-out of all remaining Company Stock Options following the consummation of the Offer is estimated to be approximately $5.4 million. Purchaser will obtain the funds required to consummate such transactions with funds provided through capital contributions or advances made by Parent. Parent expects to fund any necessary capital contributions or advances to Purchaser through the use of cash on hand, existing lines of credit and other internally generated funds.

     The Offer is not subject to any financing arrangements.

13. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries to, between the date of the Merger Agreement and the earlier of the Effective Time and the appointment or election of Parent's designees to the Company Board, without the prior consent of Parent,

          (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Common Stock upon the exercise of Company Stock Options under the Company Stock Option Plans or in connection with other awards under the Company Stock Option Plans outstanding as of May 30, 2002 in accordance with their present terms or issued pursuant to paragraph (b) below or (z) except pursuant to agreements entered into with respect to the Company Stock Option Plans, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or

          (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (i) Company Stock Options granted under clause (y) below or (ii) the issuance of Common Stock upon the exercise of Company Stock Options or in connection with other awards under the Company Stock Option Plans (x) outstanding as of May 30, 2002 in accordance with their present terms or (y) granted after May 30, 2002 with the written consent of Parent.

14. CERTAIN CONDITIONS OF THE OFFER

     For the purposes of this Section 14, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after May 30, 2002 and (except in the case of clause (a), (b) or (g)) continuing in effect for a period of 10 days following notice by the Parent to the Company, any of the following events shall occur (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of this Agreement):

          (a) there shall be any statute, rule, regulation, judgment, order or injunction issued, enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger or any other action shall be taken by any Governmental Entity (other than actions taken by any Governmental Entity pursuant to any state or federal antitrust law, including without limitation the HSR Act) (i) prohibiting or imposing any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of their or the Company's businesses or assets, (ii) restraining or prohibiting the making or consummation of the Offer, the Merger or the performance of any of the other transactions contemplated by this Agreement, (iii) imposing material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, and the Merger, (iv) imposing material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or (v) otherwise is reasonably likely to materially adversely affect the Purchaser or the Company taken as a whole;

          (b) the Company shall have entered into any Company Acquisition Agreement with respect to any Company Superior Proposal in accordance with the Merger Agreement, the Company Board has withdrawn or modified the approval or recommendation by such Board of the Merger in accordance with the Merger Agreement or the Company or its directors or representatives have taken any other action, whether or not in accordance with the Agreement, that permits Parent to terminate the Merger Agreement in accordance with its terms;

          (c) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality or material adverse effect shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the scheduled expiration of the Offer, except where the failure of such representations and warranties to be so true and correct results directly from changes specifically permitted by the Merger Agreement or from any transaction expressly consented to in writing by Parent;

          (d) the Company shall have breached or failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement at or immediately prior to consummation of the Offer;

          (e) any third party shall not have given its written consent as required under the applicable contract identified by the Company in the Company Disclosure Schedule delivered to Parent;

          (f) twenty percent or more of the Key Employees shall not have entered into written employment agreements with the Company as provided in the Merger Agreement;

          (g) there shall have occurred any change, event, condition, fact or set of facts, or development which has had or would reasonably be expected to have a material adverse change with respect to the Company; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms;

      which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Merger, the Offer and/or with such acceptance for payment of or payment for Shares.

     Under the Merger Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, properties, assets (whether tangible or intangible), condition (financial or otherwise), operations or results of operations of such party and its subsidiaries taken as a whole, or a material adverse effect on the ability of such party to perform its obligations under this Agreement or on the ability of the party to consummate the Offer, the Merger and the other Transactions without material deviation from the time frame such actions would otherwise be consummated in the absence of such effect; provided that material adverse effect shall not include any change, effect, event or occurrence relating to (i) the economy or securities markets of the United States or any other region in general, (ii) the Merger Agreement or the transactions expressly contemplated thereby or the announcement thereof, or (iii) the industry in which the Company or Parent, as the case may be, operates in general, and not specifically relating to the Company or Parent or their respective subsidiaries, and the terms "material" and "materially" have correlative meanings.

     The foregoing conditions are for the sole benefit of Parent and Purchaser, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the SEC and other publicly available information regarding the Company, Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and Section 14 for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

     State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp.
v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or might be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. On June 5, 2002, Parent filed a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer. The Company is expected to file a Premerger Notification and Report Form with the Antitrust Division and the FTC on or before June 17, 2002.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by Purchaser, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Accordingly, the waiting period under the HSR Act which is applicable to the Offer will expire at 11:59 p.m., New York City time, on June 20, 2002, unless earlier terminated by the Antitrust Division and the FTC or Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request by Parent. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC and the Antitrust Division. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period with respect to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Company or Purchaser. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14. In addition, the parties may also be subject to certain foreign competition statutes.

     Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company is engaged, Parent and Purchaser believe the acquisition of Shares pursuant to the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

16. CERTAIN FEES AND EXPENSES.

     Adams, Harkness & Hill is acting as Dealer Manager in connection with the Offer, and served as investment banker to Parent in connection with the proposed acquisition of the Company under an agreement effective as of May 16, 2002. Parent has agreed to pay Adams, Harkness & Hill a fee for its services of $809,000. In addition, Parent has agreed to reimburse Adams, Harkness & Hill for all reasonable expenses incurred in connection with such engagement, including fees of outside counsel and of other professional advisors and to indemnify Adams, Harkness & Hill and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws. In the ordinary course or its business, Adams, Harkness & Hill and its affiliates may actively trade in the Shares for its own account and for the account of its customers, and accordingly, may at any time hold a long or short positions in the Shares.

     Mellon Investor Services has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     In addition, Mellon Investor Services has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser has filed with the SEC the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the SEC.

     No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                       KINGFISH ACQUISITION CORPORATION

June 11, 2002

                                  SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. The business address and telephone number of each such person is c/o Tier Technologies, Inc., 1350 Treat Boulevard, Suite 250, Walnut Creek, CA 94596, (925) 937-3950. Except as otherwise disclosed below, each person listed below is a citizen of the United States.

------------------------------------------------------------------------------------------------------------------
                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME AND TITLE                POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------------------------------------------------------------------------------
 James L. Bildner             Mr. Bildner joined Parent as Chairman of the Board in November 1995,
 Chairman of the Board and    became Chief Executive Officer in December 1996 and served as President
 Chief Executive Officer      from July 2000 to January 2002. Mr. Bildner serves on the Board of Visitors of the Tucker Foundation of Dartmouth College and the Board of Visitors of Case
                              Western Reserve School of Law. Mr. Bildner is also a trustee of Lesley
                              University, an Overseer of Children's Hospital of Boston, a member of the corporation of Northeast Medical Systems, Inc., a member of the National
                              Council of Environmental Defense, a Trustee of the Trustees of the Reservation
                              and serves on the Board of Directors of Australia's Lizard Island Reef Research
                              Foundation. Mr. Bildner holds an A.B. from Dartmouth College and a J.D.
                              from Case Western Reserve School of Law.
------------------------------------------------------------------------------------------------------------------
 Charles W. Berger            Mr. Berger has served as a Director of Parent since January 2002. He has served as
 Director                     President and Chief Executive Officer of Vicinity Corporation, a provider of enterprise location services, since December 2001. Before that time, Mr. Berger was the managing director of Volatilis, LLC, a private investment and aviation services firm, since its founding in June 2001. Prior to forming Volatilis, Mr.
                              Berger served as Chairman and Chief Executive Officer of AdForce, Inc., an online advertising company, from July 1997 to June 2001. Previously, Mr. Berger served as Chairman and Chief Executive Officer of Radius, Inc., a maker of peripheral products for graphics and video applications, from 1993 to 1997. Mr. Berger is also on the Board of Directors of Center Court, Inc., Efficient Market Services and
                              FreeFlyer, Inc. Mr. Berger received a B.S. from Bucknell University and an MBA from the University of Santa Clara.
------------------------------------------------------------------------------------------------------------------
 Samuel Cabot III            Mr. Cabot has served as a Director of Parent since January 1997. He has served
 Director                    as President of Samuel Cabot Inc., a manufacturer and marketer of premium quality exterior stains and architectural coatings, since 1978, and as Chairman of its Board of Directors since February 2000. He is also on the Board of
                             Directors of Plasticolors, Inc., Blue Cross and Blue Shield of Massachusetts,
                             Inc., Fiduciary Trust Co. and Reed & Barton Inc. Mr. Cabot also served two years in Chile as a Peace Corps volunteer. Mr. Cabot received an A.B. from
                             Dartmouth College and an MBA from Boston University.
------------------------------------------------------------------------------------------------------------------
 Morgan P. Guenther          Mr. Guenther has served as a Director of Parent since August 1999. Since
 Director                    October 2001, Mr. Guenther has served as President of TiVo, Inc., a technology firm specializing in the creation of personalized television services. From June
                             1999 through October 2001, Mr. Guenther served as Vice President of Business
                             Development and Senior Vice President of Business Development and Revenue
                             Operations at TiVo. From August 1998 to June 1999, Mr. Guenther was a
                             partner at Paul, Hastings, Janofsky & Walker LLP, an international law firm.
                             From 1990 to March 1998, Mr. Guenther was a partner at the law firm of
                             Farella Braun & Martel LLP. Mr. Guenther is also on the Board of Directors of
                             Integral Development Corp., a software developer providing e-commerce solutions for capital market transactions to banks and other financial institutions. Mr. Guenther holds a B.A. and a J.D. from the University of
                             Colorado and an MBA from the University of San Francisco.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME AND TITLE                POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------   -------------------------------------------------------------------------------
 Ronald L. Rossetti           Mr. Rossetti has served as a Director of Parent since November 1995. Since
 Director                     February 1997, he has been President of Riverside Capital Partners, Inc., a venture capital investment firm. Mr. Rossetti is on the advisory board of
                              Hamilton Associates and serves as a trustee of Northeastern University. He received a B.S. from Northeastern University.
------------------------------------------------------------------------------------------------------------------
 William C. Van Faasen        Mr. Van Faasen has served as a Director of Parent since June 1999. Since
 Director                     September 1992, Mr. Van Faasen has been President and Chief Executive
                              Officer of Blue Cross and Blue Shield of Massachusetts, Inc., a non-profit company providing health benefits, products and services. Mr. Van Faasen currently serves on the Board of Directors of IMS Health, Liberty Mutual
                              Insurance Company and Citizens Bank of Massachusetts. Mr. Van Faasen
                              received a B.A. from Hope College and an MBA from Michigan State
                              University.
------------------------------------------------------------------------------------------------------------------
 Mary Agnes Wilderotter       Ms. Wilderotter has served as a Director of Parent since January 2002.
 Director                     Ms. Wilderotter has been President and Chief Executive Officer of Wink
                              Communications, Inc., a provider of enhanced broadcasting and e-commerce services on television, since January 1997. Ms. Wilderotter also serves on the
                              Board of Directors of Airborne Express, American Tower Corporation, Electric
                              Lightwave, Inc., Gaylord Entertainment, The McClatchy Company, Holy Cross
                              College, National Cable & Telecommunication Association, California Cable
                              Television Association, Women in Cable Foundation, and the Dean's Advisory
                              Board at U.C. Davis. Ms. Wilderotter received a B.A. degree in Economics and
                              Business Administration from Holy Cross College.
------------------------------------------------------------------------------------------------------------------
 James R. Weaver              Mr. Weaver joined Parent as President, Government Services Division in
 President                    May 1998, became President, U.S. Operations in August 2000 and President
                              in January 2002. From June 1997 until May 1998, Mr. Weaver served as Vice
                              President, Government Solutions of BDM International, Inc., an information technology company, where he was responsible for strategic planning, policy and procedure development, client base expansion and overall business planning and development. From March 1995 until June 1997, he served as
                              National Program Director, Public Sector for Unisys Corporation, an
                              information technology company. Mr. Weaver received a B.A. in Psychology from California University of Pennsylvania.
------------------------------------------------------------------------------------------------------------------
 Laura B. DePole              Ms. DePole has served as Parent's Senior Vice President, Chief Financial
 Senior Vice President,       Officer, Secretary and Treasurer since January 2000 and Chief Accounting
 Chief Financial Officer,     Officer since August 1997. Ms. DePole previously served as Senior Vice
 Secretary and Treasurer      President, Finance from April 1999 to January 2000. From October 1998 to
                              April 1999, Ms. DePole was Vice President, Finance and from August 1997 to
                              October 1998, Ms. DePole was also the Corporate Controller of Parent. From
                              July 1988 through July 1997, Ms. DePole held various positions at Ernst &
                              Young LLP, an international public accounting firm. Ms. DePole received a
                              B.S. in Accounting from San Francisco State University and is a Certified
                              Public Accountant.
------------------------------------------------------------------------------------------------------------------
 Stephen McCarty              Mr. McCarty joined Parent as Senior Vice President, Human Resources
 Senior Vice President,       Management in October 1998. From January 1998 to October 1998, he served
 Human Resources              as a Vice President of Renaissance Worldwide, Inc., a consulting firm. From
 Management                   February 1993 to January 1998, he served as a Vice President of Arthur D.
                              Little, a consulting firm. Mr. McCarty received a B.A. in Psychology from
                              State University of New York at Plattsburgh and an M.S. in Industrial/
                              Organizational Psychology from Rensselaer Polytechnic Institute.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME AND TITLE                 POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------------------------------------------------------------------------------
 Harry W. Wiggins              Mr. Wiggins joined Parent as Senior Vice President and General Manager of
 Senior Vice President and     Government Services in September 2001. From July 1992 to September 2001,
 General Manager of            Mr. Wiggins served as Vice President in Lockheed Martin IMS' Children and
 Government Services           Family Services Business Unit (now ACS State & Local Solutions, Inc., a
                               division of Affiliated Computer Services, Inc., an information technology outsourcing company). Mr. Wiggins received a Master's degree in Business
                               Management from Central Michigan University, a Master's degree in Public
                               Administration from Rider College and a B.A. in Political Science from
                               Gettysburg College.
------------------------------------------------------------------------------------------------------------------
 David Laidlaw                 Mr. Laidlaw joined Parent as President, International Operations in March
 President, International      1999. From January 1996 to February 1999, Mr. Laidlaw served as General
 Operations                    Manager for the IBM Global Services Australia Consulting and Systems
                               Integration Unit. Mr. Laidlaw received a B.S. and M.S. in Engineering from
                               Melbourne University. Mr. Laidlaw is an Australian citizen.
------------------------------------------------------------------------------------------------------------------
 Richard E. Kristensen         Mr. Kristensen joined Parent as President, U.S. Commercial Services in March
 President, U.S.               2000. From January 1999 to February 2000, Mr. Kristensen served as President
 Commercial Services           and Chief Operating Officer of The SCA Group, a management consulting firm.
                               From September 1993 to December 1998, Mr. Kristensen served as President and Chief Executive Officer of Harris Chapman & Company, a management consulting firm. Mr. Kristensen received a B.A. in English and Psychology from Kenyon College and an M.B.A. in Organizational Behavior from the
                               University of Pittsburgh.
------------------------------------------------------------------------------------------------------------------
 Barbara M. Pivnicka           Ms. Pivnicka joined Parent as Senior Vice President and Chief Marketing
 Senior Vice President and     Officer in August 2000. From January 1986 to August 2000, Ms. Pivnicka was
 Chief Marketing Officer       with Deloitte & Touche LLP, an international public accounting firm, and from
                               1994 to 2000, served as Director of Marketing. Ms. Pivnicka received a B.A.
                               in the Honors Program with a double major in English and Art History from the University of San Francisco.
------------------------------------------------------------------------------------------------------------------

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. The business address of each such person is c/o Tier Technologies, Inc., 1350 Treat Boulevard, Suite 250, Walnut Creek, CA 94596, (925) 937-3950. Each of the persons listed below are citizens of the United States.

------------------------------------------------------------------------------------------------------------------
                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME AND TITLE               POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------------------------------------------------------------------------------
 James L. Bildner            See Part 1 of this Schedule I
 Director
 President and Chief
 Executive Officer
------------------------------------------------------------------------------------------------------------------
 Laura B. DePole             See Part 1 of this Schedule I
 Secretary and Treasurer
------------------------------------------------------------------------------------------------------------------

                                    ANNEX A

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to [sec]228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b)Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to [sec]251 (other than a merger effected pursuant to [sec]251(g) of this title), [sec]252, [sec]254, [sec]257, [sec]258, [sec]263 or
[sec]264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of [sec]251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to [sec][sec]251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under [sec]253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) 1 If the merger or consolidation was approved pursuant to [sec]228 or [sec]253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer Is:

                         MELLON INVESTOR SERVICES LLC

                 By Mail:                             By Hand:
          Mellon Investor Services LLC      Mellon Investor Services LLC
              P.O. Box 3301                   120 Broadway, 13th Floor
           South Hackensack, NJ 07606            New York, NY 10271
       Attn.: Reorganization Department   Attn.: Reorganization Department

                            By Overnight Courier:
                         Mellon Investor Services LLC
                              85 Challenger Road
                              Mail Stop--Reorg.
                          Ridgefield Park, NJ 07660
                       Attn.: Reorganization Department

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer Is:

                          MELLON INVESTOR SERVICES LLC
                           44 Wall Street, 7th Floor
                              New York, NY 10005
                        Call Toll Free: (866) 323-8166

                     The Dealer Manager for the Offer Is:

                          ADAMS, HARKNESS & HILL, INC.
                                60 State Street
                               Boston, MA 02109
                         (617) 371-3777 (call collect)